                                                                    Exhibit 99.2

{MERCURY LOGO]                   --NEWS RELEASE--


FOR IMMEDIATE RELEASE

Company Contact:                                            Media Contact:
Joe Czyzyk                                                  David A. Herbst
CEO, Mercury Air Group                                      The MWW Group
310.827.2737                                                213.486.6560
jczyzyk@mercuryair.com                                      dherbst@mww.com

   MERCURY AIR CENTERS, INC. ENTERS INTO LETTER OF INTENT FOR FBO TRANSACTIONS

LOS ANGELES, CALIFORNIA - JUNE 04, 2002 -- Mercury Air Group, Inc. (AMEX/PCX:
MAX) announced today that it has signed a Letter of Intent with an international aviation service company to sell the assets of its Bedford, Massachusetts FBO ("Fixed Base Operation") for $15.5 million in cash and for Mercury to purchase one of their FBOs for $2 million in cash. Both transactions are subject to final definitive documentation, board approvals and certain third party consents and are expected to close this month, resulting in a pretax book gain of approximately $9 million for Mercury.

Mercury's President and CEO Joseph A. Czyzyk, said, "This transaction provides Mercury with the additional liquidity to expand our FBO business in geographical areas more strategic to our growth and ultimately increase cash flow. Currently, we are the 3rd largest owner/operator of FBOs in the U.S. and anticipate even greater market presence in the future. We believe this transaction demonstrates the inherent value of our FBO chain."

Currently, Mercury Air Centers, Inc., a subsidiary of Mercury Air Group, Inc., operates 19 fixed base operations (FBOs) nationwide, under the name Mercury Air Centers, located in: Alabama (Birmingham); California (Bakersfield, Burbank, Fresno, Los Angeles, Ontario, Santa Barbara); Georgia (Atlanta, Hartsfield and Dekalb Peachtree); Indiana (Fort Wayne); Massachusetts (Bedford); Mississippi (Jackson); Nevada (Reno/Tahoe); Oklahoma (Tulsa); South Carolina (Charleston and John's Island); Tennessee (Nashville); and Texas (Dallas/Addison and Corpus Christi).

ABOUT MERCURY AIR GROUP

Named one of Forbes magazine's "200 Best Small Companies in America," Los Angeles-based Mercury Air Group (AMEX: MAX) provides aviation petroleum products, air cargo services and transportation, and support services for business aviation, international and domestic commercial airlines, general and government aircraft and contract services for the United States government. Mercury Air Group operates four business segments worldwide: Mercury Air Centers, Mercury Fuel, Maytag Aircraft Corporation and Mercury Air Cargo, Inc. For more information, please visit www.mercuryairgroup.com.

Statements contained in this news release, which are not historical facts, are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risk and uncertainties are detailed in the Company's filing with the Securities and Exchange Commission.